Exhibit 1A-11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Offering Statement on Form 1-A of our report dated July 5, 2018, relating to the consolidated financial statements of TAO Entertainment, LLC , as of December 31, 2017 and 2016 and to all references to our firm included in this Offering Statement.

/S/ Weiss Accountancy Corporation

Van Nuys, California

January 24, 2018